Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

META FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	42 – 1406262
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

121 EAST FIFTH STREET
STORM LAKE, IOWA 50588

(Address of principal executive offices)  (Zip Code)

META FINANCIAL GROUP, INC.
2002 OMNIBUS INCENTIVE PLAN
(FORMERLY KNOWN AS FIRST MIDWEST FINANCIAL, INC.
2002 OMNIBUS INCENTIVE PLAN)

(Full title of the Plan)

J. Tyler Haahr
Chief Executive Officer
Meta Financial Group, Inc.
121 East Fifth Street
Storm Lake, Iowa  50588

(Name and address of agent for service)

(712) 732-4117

(Telephone number, including area code, of agent for service)

Copies to:
Jeffrey M. Werthan, Esq.
Katten Muchin Rosenman LLP
1025 Thomas Jefferson Street, NW
East Lobby, 7th Floor
Washington, DC 20007

(202) 625-3569

Calculation of Registration Fee

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate price (2)	Amount of registration fee
Common Stock, $0.01 par value	750,000 shares	$24.08	$18,060,000	$709.76

(1) This Registration Statement covers 750,000 shares of common stock, par value $.01 per share (“Common Stock”) issued or available for issuance under the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan, as amended (the “Plan”).  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act of 1933”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may be issued under the adjustment provisions of the Plan.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933 as follows:  (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding grants or options, the fee is calculated on the basis of the price at which the options or grants may be exercised, and (ii) in the case of shares of Common Stock for which options or grants have not yet been issued, and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the National Global Market of the National Association of Securities Dealers Automated Quotation System (NASDAQ) on June 10, 2008.

INTRODUCTORY STATEMENT UNDER
GENERAL INSTRUCTION (E) OF FORM S-8

This Registration Statement is being filed to register an additional 750,000 shares of common stock, par value $.01 per share (“Common Stock”) available for issuance under the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan, as amended (the “Plan”). As a result of an amendment to the Plan, which was approved by our stockholders on February 12, 2008, the number of shares of Common Stock authorized for issuance under the Plan was increased from 400,000 to 1,150,000. On November 3, 2003, we registered 200,000 shares of Common Stock for issuance under the Plan by a Registration Statement on Form S-8 (Registration Statement No. 333-110200). On March 19, 2007, we registered an additional 200,000 shares of Common Stock for issuance under the Plan by a Registration Statement on Form S-8. Pursuant to General Instruction (E) of Form S-8, the contents of Registration Statements filed on November 3, 2003 (Registration Statement No. 333-110200) and March 19, 2007 are incorporated herein by reference.

PART II

Information Required in the Registration Statement

Item 8. Exhibits

Exhibit Number	Exhibits

5.1	Opinion of Katten Muchin Rosenman LLP.
23.1	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Storm Lake, State of Iowa, on this 11th day of June 2008.

META FINANCIAL GROUP, INC.

By:	/s/ J. TYLER HAAHR
J. Tyler Haahr
Chief Executive Officer (principal executive officer)
and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints J. Tyler Haahr and David W. Leedom, and each of them severally, acting alone and without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date

/s/ J. TYLER HAAHR	Chief Executive Officer (principal executive officer) and President	May 28, 2008
J. Tyler Haahr

/s/ JAMES S. HAAHR	Chairman of the Board	May 28, 2008
James S. Haahr

/s/ E. WAYNE COOLEY	Director	May 28, 2008
E. Wayne Cooley

/s/ E. THURMAN GASKILL	Director	May 28, 2008
E. Thurman Gaskill

/s/ BRAD HANSON	Director	May 28, 2008
Brad Hanson

/s/ FREDERICK V. MOORE	Director	May 28, 2008
Frederick V. Moore

/s/ RODNEY G. MUILENBURG	Director	May 28, 2008
Rodney G. Muilenburg

/s/ JEANNE PARTLOW	Director	May 28, 2008
Jeanne Partlow

/s/ DAVID W. LEEDOM	Chief Financial Officer (principal financial and accounting officer)	May 28, 2008
David W. Leedom

EXHIBIT INDEX

Exhibit Number	Exhibits

5.1	Opinion of Katten Muchin Rosenman LLP.
23.1	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages hereto).